EXHIBIT 10.20

AUDITED
FINANCIAL STATEMENTS

U-VEND CANADA, INC.

NOVEMBER 30, 2012

U-VEND CANADA, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements:

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statement of Stockholders’ Deficiency	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
U-Vend Canada, Inc.

We have audited the accompanying consolidated balance sheets of U-Vend Canada, Inc. and Subsidiary as of November 30, 2012 and 2011, and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U-Vend Canada, Inc. as of November 30, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, U-Vend Canada, Inc. has suffered recurring losses from operations and as of November 30, 2012 has negative working capital of $173,674 and a stockholders’ deficit of $173,674.  Additional capital will be required in order to satisfy existing current obligations and finance working capital needs as well as additional losses from operations that are expected. Management's plans in regard to these matters are also described in Note 1.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York
January 13, 2014

U-VEND CANADA, INC.
CONSOLIDATED BALANCE SHEETS
(expressed in Canadian dollars)
As of

	November 30,	November 30,
	2012	2011
ASSETS

Current assets:
Cash	$59	$14

Total assets	$59	$14

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$22,150	$2,200
Accrued expenses	69,330	47,957
Convertible notes payable, net of unamortized discount	31,979	-
Due to officers	50,274	48,185
Total current liabilities	173,733	98,342

Commitments and contingencies	-	-

Stockholders' deficiency
Class A common stock, no par value, unlimited authorized shares;
10,329,404 issued and outstanding (10,196,238 at November 30, 2011)
Additional paid-in capital	307,674	263,000
Accumulated deficit	(481,348)	(361,328)
Total stockholders' deficiency	(173,674)	(98,328)

Total liabilities and stockholders' deficiency	$59	$14

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in Canadian dollars)
For the Years Ended

	November 30,	November 30,
	2012	2011

Revenue	$5,094	$69,548

Costs of revenue	2,871	24,709

Gross profit	2,223	44,839

Operating expenses:
Selling, general and administrative	104,837	261,624

Operating loss	(102,614)	(216,785)

Other expenses:
Interest expense	(16,367)	(7,968)
Other	(1,039)	-
	(17,406)	(7,968)

Loss before income tax provsion	(120,020)	(224,753)

Income tax provision	-	-

Net loss	$(120,020)	$(224,753)

Net loss per share - basic and diluted	$(0.01)	$(0.02)

Weighted average common shares
outstanding - basic and diluted	10,272,338	9,939,942

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
(expressed in Canadian dollars)
For the Years Ended November 30, 2012 and 2011

	Common Stock	Additional Paid-in	Accumulated	Total Stockholders
	Shares	Capital	Deficit	Deficiency

Balances at November 30, 2010	9,618,405	$91,000	$(136,575)	$(45,575)

Sale of common stock and warrants	341,833	99,000	-	99,000
Stock based compensation	236,000	73,000	-	73,000
Net loss	-	-	(224,753)	(224,753)

Balances at November 30, 2011	10,196,238	263,000	(361,328)	(98,328)

Sale of common stock and warrants	87,333	24,000	-	24,000
Stock based compensation	45,833	11,000	-	11,000
Warrants and beneficial conversion feature issued with convertible notes	-	9,674	-	9,674
Net loss		-	(120,020)	(120,020)

Balances at November 30, 2012	10,329,404	$307,674	$(481,348)	$(173,674)

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in Canadian dollars)
For the Years Ended

	November 30,	November 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(120,020)	$(224,753)
Adjustments to reconcile net loss to net
cash used by operating activities:
Stock based compensation	11,000	73,000
Amortization of debt discount	-	-
Foreign currency exchange loss	10	-
Increase in liabilities:
Accounts payable and accrued expenses	41,323	24,992
Net cash used by operating activities	(67,687)	(126,761)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	24,000	99,000
Proceeds from issuance of convertible notes	36,000	-
Advances from officers	2,089	5,016
Repayment of short term note	-	(2,500)
Net cash provided by financing activities	62,089	101,516

Net increase (decrease) in cash	(5,598)	(25,245)

Cash - beginning of year	14	25,259

Cash - end of year	$(5,584)	$14

Cash paid for:
Interest	$9,004	$7,968
Income taxes	$-	$-

Non-cash financing activities:
Issuance of debt discounts on convertible notes	$9,674	$-

U-VEND CANADA, INC.

NOTES TO THE CONSOILDATED FINANCIAL STATEMENTS
(expressed in Canadian dollars)

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

U-Vend Canada, Inc. was incorporated pursuant to the laws of the Province of Ontario in May 2009. The Company and its wholly-owned subsidiary U-Vend USA LLC (collectively the “Company”) develop, distribute and market various “next-generation” self-serve electronic kiosks in a variety of locations ranging from neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in North America. Through November 30, 2012, the Company’s revenues consisted of equipment sales. Beginning in fiscal 2013, the Company owns and operates kiosks with a particular focus on health food, frozen treats and merchandise vending, and on January 7, 2014, the Company was acquired by Internet Media Services, Inc. See discussion of merger in subsequent events (Note 6).

Management's plans

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, the Company incurred a loss of $120,020 during the year ended November 30, 2012, has incurred accumulated losses totaling $481,348, has a stockholders’ deficiency of $173,674 and has a working capital deficit of $173,674  at November 30, 2012. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company follows a process of continuous development of its product offerings.  The Company’s product offerings have evolved to include offerings in three distinct product areas: 1) healthy vending; 2) brand merchandising; and 3) frozen treats.   The Company has partnered with numerous national consumer product companies to deliver new and unique customer retail experiences in an automated setting. The Company requires significant additional financing to execute its business plan, to fund its marketing and sales efforts, and satisfy its obligations on timely basis.

Management's plans in this regard include, but are not limited to, its merger with Internet Media Services, Inc. that would include a cash infusion from third parties (see Note 6). However, there is no assurance that the Company will be successful in completing a transaction that will provide sufficient financing. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates or convert notes payable, and curtail its business plan and marketing and sales efforts. There can be no assurance, however, that the Company will be able to successfully negotiate with its note holders in the event it fails to obtain additional financing.

Basis of presentation - The consolidated financial statements of the Company expressed in Canadian dollars have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation - The consolidated financial statements include the accounts of U-Vend Canada, Inc. and of its wholly-owned subsidiary U-Vend USA LLC. U-Vend USA LLC is an inactive entity. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Fair Value of Common Shares Issued - Common shares issued are recorded based on the value of the shares issued or consideration received, including cash, services rendered or other non-monetary assets received, whichever is more readily determinable.

Debt Discounts - When a convertible feature of conventional convertible debt is issued, the embedded conversion feature is evaluated to determine if bifurcation and derivative treatment is required and whether there is a beneficial conversion feature. When the convertible debt provides for an effective rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). Prior to the determination of the BCF, the proceeds from the debt instrument were first allocated between the convertible debt and any embedded or detachable free standing instruments that were included (common stock warrants). The proceeds allocated to common stock warrants are recorded as a debt discount.

For the convertible notes, bifurcation of the embedded conversion feature was not required and the Company recorded the debt discount related to the common stock warrants and the BCF related to senior convertible notes as a debt discount and recorded the senior convertible notes net of the discount related to both the common stock warrants issued and the BCF. The debt discount is amortized to interest expense over the life of the debt. In the case of any conversion prior to the maturity date there will be an unamortized amount of debt discount that relates to such conversion. The pro rata amount of unamortized discount at the time of such conversion is charged to interest expense as a loss on extinguishment of debt.

Revenue Recognition - Revenue recognized during the years ended November 30, 2012 and 2011 relates to the sale of equipment, which was recognized when title of the goods transferred to the customer. Revenue is recognized net of sales taxes collected from customers and subsequently remitted to governmental authorities.

Earnings Per Common Share - The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of November 30, 2012, there were 728,500 (421,000 at November 30, 2011) shares potentially issuable under convertible debt agreements and warrants that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive due to the Company’s losses during the years presented.

Fair Value of Financial Instruments - Financial instruments include cash, accounts payable, accrued expenses, and convertible notes payables. Fair values were assumed to approximate carrying values for these financial instruments, since they are short term in nature or at interest rates that approximate the rates that the Company is currently able to borrow at.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the FASB Accounting Standards Coded (“ASC") 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

·
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes - The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit at November 30, 2012 or 2011. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended November 30, 2012 and 2011, the Company recognized no interest and penalties.

The Company files federal income tax returns in Canada and the U.S. and various states. The Company is subject to Canadian federal, U.S. federal and state income tax examinations for the 2009 through 2012 tax years.

Advertising Costs - Advertising costs are expensed as incurred in the accompanying consolidated statements of operations. Advertising costs were $7,950 for the year ended November 30, 2012 ($1,011 - 2011).

Foreign Currency - The Company has determined that the Canadian Dollar is its functional currency since that is the primary economic environment in which the Company operates.  Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the Company’s the functional currency are recognized in other expense in the accompanying consolidated statements of operations. Foreign currency transaction losses for the year ended November 30, 2012 was de minimus ($0 - 2011).

NOTE 2.  CONVERTIBLE NOTES PAYABLE

During the year ended November 30, 2012, the Company issued ten (10) Convertible Promissory Notes (“Notes”) in the aggregate principal amount of $36,000. The Notes, which are due on various dates between April 2013 and September 2013, bear interest at the rate of 8% per annum, are unsecured and are convertible into 150,000 shares of the Company's common stock at the election of the Company at a conversion price of $0.24 per share.  In connection with the sale, the Company issued warrants to certain Note holders to acquire an aggregate of 70,167 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on the earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded.

The Company has not repaid the Notes on the maturity date and is in discussions with the holders to convert the debt into equity upon consummation of a transaction as detailed in Note 6.

The Company allocated the $36,000 of proceeds received from the Notes to debt and warrants based on the then computed relative fair values. The warrants issued were valued using a Black-Scholes option-pricing model with the following assumptions: (1) common stock fair value of $0.24 per share (2) expected volatility of 42.03%, (3) risk-free interest rate of 0.51%, (4) life of 4 years and (5) no dividend, which resulted in a fair value of $5,601 and a relative fair value of $4,837. Additionally, the resulting relative fair value allocated to the debt component and effective conversion rate were used to measure the beneficial conversion feature in the amount of $4,837. The aggregate amounts allocated to the warrants and beneficial conversion feature, of $9,674 were recorded as a debt discounts and to additional paid- capital. The debt discount is amortized as debt discount expense over the originally stated term of the Notes. During the year ended November 30, 2012, $5,653 of discount was accreted and recorded as amortization of debt discounts, included as a component of interest expense.

	Principal	Unamortized debt discount	Carrying Value

Convertible Notes due at various dates between
April and September 2013	$36,000	$4,021	$31,979

Subsequent to November 30, 2012, the Company issued four (4) Convertible Promissory Notes in the aggregate principal amount of $179,000. The Notes, which are due on various dates between July 2014 and November 2014, bear interest at rates ranging between 8% and 18% per annum, are unsecured and are convertible into 191,667 shares of the Company's common stock. Of the $179,000 Notes issued, $4,000 is convertible at the option of the Company at a fixed conversion price of $0.24 per share and $175,000 is convertible at the option of the holder at an initial conversion price of $1.00 per share, subject to adjustment.  In connection with the issuance of the Notes, the Company issued warrants to the Note holders to acquire an aggregate of 737,167 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on various dates from two to four years from the date of issuance.

NOTE 3.  STOCKHOLDERS’ DEFICIENCY

The Company has authorized an unlimited number of each of the following classes of stock:

Class A common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class B common and the Class C common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and shall have voting rights. As of November 30, 2012, 10,329,404 shares of Class A common stock were issued and outstanding (10,196,238 at November 30, 2011).

Class B common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class A common and the Class C common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and shall have voting rights. As of November 30, 2012, no shares of Class B common stock were issued and outstanding (0 at November 30, 2011).

Class C common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class A common and the Class B common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and do not have voting rights. As of November 30, 2012, no shares of Class C common stock were issued and outstanding (0 at November 30, 2011).

Class D special shares - shares shall be entitled to receive dividends if and when declared by the board of directors; shall be entitled to receive $100 for each Class D share held, plus any declared and unpaid dividends before remaining assets are distributed to Class A, B and C holders, but no further proceeds beyond the redemption amount; and shall have voting rights. As of November 30, 2012, no shares of Class D common stock were issued and outstanding (0 at November 30, 2011).

Class E special shares - shares shall be entitled to receive dividends if and when declared by the board of directors, including the right to receive dividends in priority or ratably with the holder of common shares; shall be entitled to receive $100 for each Class E share held, plus any declared and unpaid dividends before remaining assets are distributed to Class A, B and C holders or amount paid to Class D holders, but no further proceeds beyond the redemption amount; and do not have voting rights. As of November 30, 2012, no shares of Class E common stock were issued and outstanding (0 at November 30, 2011).

During the year ended November 30, 2011, the Company sold in a private placement an aggregate of 341,833 shares of Class A common stock and warrants to acquire 421,000 shares of Class A common stock for $99,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

During the year ended November 30, 2011, the Company entered into agreements to issue 236,000 shares of Class A common stock as consideration for the services outlined in the agreements. Accordingly, $73,000, representing the fair value of the shares issued, was charged to operations for services provided during the year ended November 30, 2011.

During the year ended November 30, 2012, the Company sold in a private placement an aggregate of 87,333 shares of Class A common stock and warrants to acquire 87,333 shares of Class A common stock for $24,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

During the year ended November 30, 2012, the Company entered into agreements and issued 45,833 shares of common stock as consideration for the services outlined in the agreements. Accordingly, $11,000, representing the fair value of the shares issued, was charged to operations for services provided during the year ended November 30, 2012.

Subsequent to November 30, 2012, the Company sold in private placements an aggregate of 334,166 shares of Class A common stock and warrants to acquire 247,500 shares of Class A common stock for $85,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

Subsequent to November 30, 2012, the Company entered into agreements and issued 1,286,978 shares of Class A common stock as consideration for the services outlined in the agreements. Accordingly, $308,875, representing the fair value of the shares issued, was charged to operations for services provided subsequent to November 30, 2012. The Company also issued 83,335 warrants for services with an exercise price of $0.24, set to expire at the earlier of two years from the date of issuance or two years from the date the Company's stock is publicly traded. The warrants had an aggregate fair value of approximately $5,000. Further, 250,522 shares of Class A common stock were issued to satisfy $60,125 of accrued liabilities related to services performed in previous years.

The following summarizes the outstanding warrants, all with an exercise price of $0.24:

Warrants outstanding at November 30, 2010	-
Warrants issued with private placements	421,000
Warrants outstanding at November 30, 2011	421,000
Warrants issued with private placements	87,333
Warrants issued with convertible notes	70,167
Warrants outstanding at November 30, 2012	578,500

NOTE 4. - INCOME TAXES

Following is a summary of the components giving rise to the income tax provision (benefit) for the years ended November 30, 2012 and 2011:

	2012	2011
Current
Federal and provincial	$-	$-
	-	-
Deferred
Federal	(12,294)	(9,150)
Provincial	(8,195)	(5,545)
Less increase in valuation allowance	20,489	14,695
Net deferred	-	-

Total income tax provision	$-	$-

Individual components of deferred taxes are as follows as of November 30, 2012 and 2011:

	2012	2011
Deferred tax assets (liabilities)
Net operating loss carryforwards	$62,974	$45,034
Less valuation allowance	(62,974)	(45,034)

Gross deferred tax assets (liabilities)	$-	$-

The Company has approximately $252,000 in net operating loss carryforwards (“NOL’s”) available to reduce future taxable income. These carryforwards begin to expire in year 2029. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset.

During the years ended November 30, 2012 and 2011 the Company had no unrecognized tax benefits.  The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense.

The Company is required to file income tax returns in the Canadian Federal jurisdiction and in the Province of Ontario. The Company is also required to file income tax returns in the Unites States federal and state jurisdictions. However, the Company's U.S. subsidiary was inactive through the period ended November 30, 2012. The Company has not filed its tax returns with the federal provincial and state agencies since its formation in 2009. The tax years 2009-2012 generally remain open to examination by these taxing authorities. The Company does not expect material fines and penalties arising from its non compliance.

The differences between Canadian statutory Federal and Provincial income tax rate and the effective income tax rate in the accompanying consolidated statements of operations are as follows:

	2012	2011

Statutory Federal and Provincial rate	25.0%	26.5%
Permanent difference	(7.9%)	(20.06%)
Change in valuation reserve	(17.1%)	(6.5%)
Effective tax rate	0.0%	0.0%

NOTE 5. DUE TO OFFICERS

Two officers of the Company, who are also the two most significant shareholders of the Company, have provided the Company with lines of credit through use of personal credit cards. Total amounts due to officers at November 30, 2012 and 2011 amounted to $50,274 and $48,185, respectively. Included in interest expense for the year ended November 30, 2012 is $9,004 ($7,968 - 2011) of interest and charges incurred by the officers on behalf of the Company through use of their credit cards, which yield interest rates ranging from 12% to 26%.

NOTE 6.  SUBSEQUENT EVENTS

Merger - The Company completed a merger with Internet Media Services, Inc. (IMS), a U.S. based public entity, through exchange of shares and equity instruments. The transaction  results in the Company becoming a subsidiary of IMS. In advance of the merger, IMS provided cash of approximately $49,000 to the Company for working capital needs. The cash advance is non-interest bearing and does not have a defined maturity date.

The Company and IMS have jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. The consolidated entity will use this financing to acquire equipment that will be used in direct income producing activities.

On about November 1, 2013, the Company and IMS have leased equipment worth approximately $197,000 pursuant to financing by the Lessor. As per the terms of the agreement with the Lessor, the consolidated entity  will be obligated to pay $57,202 annually including interest at 9% per annum and also buy the equipment from the Lessor for approximately $86,790 in November 2016. Accordingly, the lease will be treated as a capital lease.

Operating Leases - The Company entered into two operating lease agreements, one to lease warehouse space in the greater Chicago, Illinois region and one to lease a vehicle. The warehouse lease is for a term of 54 months commencing in November 2013 and requires a monthly rent of $1,875 with scheduled rent increases. The vehicle lease is for a term of 48 months commencing in October 2013 and requires a monthly payment of $670.